Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-100458 of Red Robin Gourmet Burgers, Inc. on Form S-8 of our report dated March 7, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the method of accounting for goodwill and intangible assets in 2002) appearing in the Annual Report on Form 10-K of Red Robin Gourmet Burgers, Inc. for the year ended December 29, 2002.

/s/    DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Denver, Colorado

March 28, 2003